UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 17, 2013
Date of Report
(Date of earliest event reported)

BREF HR, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-54532	27-4938906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three World Financial Center 250 Vesey Street, 11th Floor New York, NY		10281
(Address of principal executive offices)		(Zip Code)
(212) 417-7265
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 13, 2013, management of BREF HR, LLC (the “Company”) determined that there were errors related to the presentation of restricted cash flow activities and capital lease principal payments within the consolidated statement of cash flows for the period March 1, 2011 to December 31, 2011. As a result, the Company’s consolidated financial statements and the related report of its independent registered public accounting firm appearing in the 2011 Form 10-K for the period March 1, 2011 to December 31, 2011 should no longer be relied upon.

Subsequent to the issuance of the Company’s March 1, 2011 to December 31, 2011 consolidated financial statements in its Form 10-K, the Company discovered errors in the consolidated statement of cash flows for the period March 1, 2011 to December 31, 2011. Specifically, restricted cash withdrawals in the amount of $15.4 million had been incorrectly included in cash flows from operating activities. Such amount should have been included in cash flows from investing activities. In addition, $3.2 million in capital lease principal payments were incorrectly included in cash flows from operating activities. Such amount should have been included in cash flows from financing activities. Accordingly, previously disclosed net cash provided by operating activities of $13.0 million was reduced to $0.8 million; net cash used in investing activities of $(46.6) million was reduced to $(31.2) million; and, net cash provided by financing activities of $30.2 million was reduced to $27.0 million.

The Company is working diligently to complete the preparation of its audited consolidated financial statements for the year ended December 31, 2012, and will file the Form 10-K as soon as practicable. The Company intends to include the restated period March 1, 2011 to December 31, 2011 consolidated financial statements in the 2012 Form 10-K filing.

Management has discussed the matters described herein with the Company’s independent registered public accounting firm.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREF HR, LLC, by its manager, BREF HR Management, LLC

Date: December 17, 2013	By:	/s/ Marlo Vandemore
Authorized Representative, Principal Financial Officer